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                                                                   EXHIBIT 3.133

                                    BYLAWS OF

                     GREENBRIER EMERGENCY PHYSICIANS, INC.

                                   ARTICLE I.

                            Meetings of Shareholders

         Section 1. Annual Meeting. The annual meeting of the Shareholders shall be held at such time and place, either within or without the State of West Virginia, as may be designated from time to time by the Directors.

         Section 2. Special Meetings. Special meetings of the Shareholders may be called by the President, by a majority of the Board of Directors or by the holders of not less than ten percent (10%) of all of the shares entitled to vote at such meetings, the time and place of any such meeting to be designated by the Directors. In the event any such special meetings shall be called by the Shareholders, as is hereinbefore provide, such Shareholders shall sign, date and deliver to the corporation's Secretary one (1) or more written demands for the meeting, describing the purpose or purposes for which it is to be held.

         Section 3. Notice of Shareholder Meetings. Written notice stating the date, time and place of any meeting of the Shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered either personally or by mail or at the direction of the President, Secretary or other officer or person calling the meeting to each Shareholder entitled to vote at the meeting. Such notice shall be delivered not less than ten (10) days nor more than two (2) months before the date of the meeting and shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, and correctly addressed (if mailed) or upon actual receipt (if hand-delivered). The person giving such notice shall certify to the corporation that the notice required by this paragraph has been given.

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         Section 4. Quorum Requirements. A majority of the shares entitled to vote shall constitute a quorum for the transaction of business. Once a share is represented for any purpose at a meeting, it shall be deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting.

         Section 5. Voting and Proxies. If a quorum exists, action on any matter by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. A Shareholder may vote either in person or by written proxy, any such proxy to be effective when received by the Secretary or other person authorized to tabulate votes. No proxy shall be valid after the expiration of eleven (11) months from and after the date of its execution, unless it is otherwise expressly provided in the proxy.

                                  ARTICLE II.

                               Board of Directors

         Section 1. Qualification and Election. Directors shall be natural persons, but need not be Shareholders of the corporation or residents of the State of West Virginia. They shall be elected by a plurality of the votes case at a meeting of the Shareholders at which a quorum is present. Each Director shall hold office until the expiration of the term for which the Director is elected and thereafter, until a successor has been elected and qualified, unless removed from office as is hereinafter provided.

         Section 2. The number of Directors shall be fixed from time to time by either the Shareholders of the Board of Directors.

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         Section 3. Meetings. The Board of Directors may hold such regular and special meetings as it from time to time decides, which meetings may be either in person or by conference telephone call. Special meetings may be called at any time by the Chairman of the Board, President or any two (2) Directors.

         Section 4. Notices of Directors Meetings. All regular meetings of the Directors may be held without notice. Special meetings shall be preceded by at least two (2) days notice of the date, time and place of the meeting. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned affixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed one (1) month in any one adjournment.

         Section 5. Quorum and Vote. The presence of a majority of the Directors shall constitute a quorum for the transaction of business. The vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board.

         Section 6. Board Committees. The Board of Directors, by resolution adopted by a majority of its members, may create one or more committees, consisting of one or more Directors, and may delegate to such committee or committees any and all such authority as is permitted by law.

                                  ARTICLE III.

                                    Officers

         Section 1. Number. The corporation shall have a President and a Secretary and such other officers as the Board of Directors shall from time to time deem necessary or desirable. Any two or more offices may be held by the same person, except the offices of President and Secretary.

         Section 2. Election and Term. The officers shall be elected by the Board of Directors and each officer shall serve at the pleasure of the Board until such officer=s resignation or removal.

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         Section 3. Duties. All officers shall have such authority and perform such duties in the management of the corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

                                   ARTICLE IV.

                    Indemnification of Directors and Officers

         Section 1. Any person who is or was a Director of this Corporation, or of any other corporation which he serves or served in such capacity at the request of this Corporation, because of this corporation=s interest, direct or indirect, as owner of shares of capital stock or as a creditor, may, in accordance with Section 2 below, be indemnified by this Corporation against any and all liability and reasonable expense (including, but not by way of limitation, counsel fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) paid or incurred by him in connection with or resulting from any claim, action, suit or proceeding (whether brought by or in the right of this Corporation or of such other corporation or otherwise), civil, criminal, administrative or investigative, including any appeal relating thereto, in which he may be involved, or threatened to be involved, as a party or otherwise, by reason of his being or having been a director or officer of this Corporation or of such other corporation, or by reason of any action taken or not taken in the course and scope of his employment as such officer or in his capacity as such Director, provided: (i) in the case of a claim, action, suit or proceeding brought by or in the right of this Corporation to procure a judgment in its favor, that such person has not been adjudged to be liable for negligence or misconduct in the performance of his duty to this Corporation, and (ii) in the case of a claim, action, suit or proceeding brought other than by or in the right of this Corporation to procure judgment in its favor, that such person acted in good faith for the purpose which he

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reasonably believed to be in the best interest of the Corporation. In any criminal action or proceeding, such person shall be deemed not to have met the standards set forth in clause (ii) of the foregoing sentence if he had reasonable cause to believe that his conduct was unlawful or improper. Determination of any claim, action, suit or proceeding, civil, criminal, administrative or investigative, by judgment, order, settlement (whether with or without court approval, conviction or upon a plea of guilty or of nolo contendere or its equivalent), shall not itself create a presumption that a Director or officer did not meet the standards of conduct set forth in this paragraph.

         Section 2. Any person referred to in Section 1 of this Bylaw who has been wholly successful on the merits with respect to any claim, action, suit or proceeding of the character described in Section 1 shall be entitled to and shall be granted indemnification as of right, except to the extent that he has otherwise been indemnified. Except as in provided in the preceding sentence, the grant of indemnification under this Bylaw, unless awarded by a court, shall be at the discretion of the Board, but may be granted only (i) if the Board, acting by a quorum consisting of Directors not parties to such claim, action, suit or proceeding, shall have determined that, in its opinion, the Director of officer has met the applicable standards of conduct set forth in Section 1, or (ii) alternatively, if the Board shall have received the written advice of independent legal counsel that in the latter=s judgment, such applicable standards of conduct have been met. If several claims, issues, matters or actions are involved, any person referred to in Section 1 of this Bylaw may be indemnified by the Board to the extent of that portion of the liability and expenses described in Section 1 above which are applicable to the claims, issues and matters of action in respect of which such person has met the applicable standards of conduct set forth in said Section 1. Any rights of indemnification provided in this Bylaw shall not include any amount paid to this Corporation pursuant to any

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settlement of or any judgment rendered in or resulting from any claim, action, suit or proceeding brought by or in the right of this Corporation to procure a judgment in its favor, unless the amount so paid is fully covered by insurance payable to this Corporation and/or to the party to be indemnified.

         Suction 3. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Section 1 of this Bylaw may be advanced by the Corporation prior to the final disposition thereof, upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount, unless it shall ultimately be determined that he or she is entitled to and is granted indemnification under this Bylaw.

         Section 4. The right of indemnification provided in this Bylaw shall be in addition to any other right to which any such Director of officer may otherwise be entitled by contract or otherwise, and in the event of such person=s death, such rights shall extend to his heirs and legal representatives. The foregoing rights shall be available whether or not such person continues to be a Director or officer at the time of incurring or becoming subject to such liability and expenses, and whether or not the claim asserted against him or her is based on matters which antedate the adoption of this Bylaw.

         Section 5. If any word, clause or provision of this Bylaw or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby, but shall remain in full force and effect. It is the intent of this Article IV that officers and directors of the corporation be indemnified be the Corporation to the full extent permitted by law, and this Article should be construed in accordance with that intent.

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                                   ARTICLE V.

                      Resignations, Removals and Vacancies

         Section 1. Resignations. Any officer or Director may resign at any time by giving notice to the Chairman of the Board, the President or the Secretary. Any such resignation shall take effect at the time specified therein, or if no time is specified, then upon its delivery.

         Section 2. Removal of Officers. Any officer may be removed by the Board at any time, with or without cause.

         Section 3. Removal of Directors. Any or all of the Directors may be removed at any time by majority vote of the Shareholders, with or without cause.

         Section 4. Vacancies. Newly created directorships, resulting from an increase in the number of Directors and/or vacancies occurring in any office or directorship for any reason, including removal of an officer or Director, may be filled by the vote of a majority of the Directors then in office, even if less than a quorum exists.

                                  ARTICLE VI.

                               Action by Consent

         Whenever the Shareholders or Directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by all the persons or entities entitled to vote thereon. The affirmative vote of the number of Shareholders or Directors that would be necessary to take such action at a meeting shall be the act of the Shareholders or Directors, as the case may be.

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                                  ARTICLE VII.

                                 Capital Stock

         Section 1. Stock Certificates. Every Shareholder shall be entitled to a certificate of certificates of capital stock of the corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board, such certificates shall be signed by the President and Secretary of the corporation.

         Section 2. Transfer of Shares. Shares of stock may be transferred on the books of the corporation by delivery and surrender of the properly assigned certificate, but subject to any restrictions on transfer imposed by either the applicable securities laws or any Shareholder Agreement.

         Section 3. Loss of Certificates. In the case of the loss, mutilation or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms and conditions as the Board of Directors shall prescribe.

                                 ARTICLE VIII.

                              Amendment of Bylaws

         These Bylaws may be amended, added to or repealed, either by the Shareholders or by the Board of Directors, as provided by statute. Any change in the Bylaws made by the Board of Directors, however, may be amended or repealed by the Shareholders.

                                  ARTICLE IX.

                           Construction of Provisions

         If any provision of these Bylaws shall be found to be contrary to or in conflict with any provision of the West Virginia Business Corporation Act or contrary to or in conflict with any

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other proper and applicable law, rule, regulation or ordinance, federal, state or local, then and in that event, any such provision hereof shall be so construed as to be in compliance with such provision of the said West Virginia Business Corporation Act or with such other law, rule, regulation or ordinance, adhering as closely as possible to the intent of said provision as originally herein set forth.

                                 CERTIFICATION

         I, the undersigned, do hereby certify that the foregoing Bylaws for the corporation were duly adopted as of the 10th day of April, 2003.

                                               /s/ John R. Stair
                                               --------------------------------
                                               Assistant Secretary

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